EXHIBIT 11







                           MBIA INC. AND SUBSIDIARIES


            COMPUTATION OF EARNINGS PER SHARE ASSUMING FULL DILUTION

                     (In thousands except per share amounts)


                                                           Three months ended
                                                                March 31
                                                          --------------------
                                                           1997         1996
                                                          -------     --------

 Net income                                               $90,939      $77,625
                                                          =======      =======

 Fully diluted shares:

     Average number of common shares outstanding           43,311       42,489


     Assumed exercise of dilutive stock options               389          448
                                                          -------      -------
                                                           43,700       42,937
                                                          =======      =======

      Earnings per share assuming full dilution             $2.08        $1.81
                                                          =======      =======